Exhibit 4.58

Supplemental Agreement

In relation to distribution agreement of “iDeclare v5.0” enterprise software

In relation to the distribution agreement signed between Beijing Ninetowns Ports Software and Technology Co., Ltd. and all the distributors, regarding to the sales of “iDeclare v5.0” enterprise software. As the original distribution agreement has expired, we hereby alternatively enter into this supplemental agreement and hereby expressly confirmed the extension and amendment to the distribution agreement.

Party A:	Beijing Ninetowns Ports Software and Technology Co., Ltd.	Party B:	Guangzhou Panyu Chengchang Trade Development Co., Ltd.
Address:	Rm 5 Union Plaza, 20 Chaowai Street Beijing	Address:	21/F, You Yin Center, No. 1 Shi Qiao Fang Hua Road, Penyu, Guangzhou
Postal Code: 100020	Tel: 010-65887788	Postal Code: 511400	Tel: 020-84818122

3. Distribution Period

Within September 1, 2005 to December 31, 2005

8. Product Settlement Price

The specific settlement price is as follows:

The fixed sales price of Party A’s product (software only) saleable to Party B shall be RMB3,500.

DELETE:

7. Product fixed price

Within 2 year after Party B has entered into this agreement, to ensure that the selling price of the products and services be not less than RMB5,000.

This Supplemental Agreement shall becomes effective upon the signing of both parties hereto.

Party A	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.	Party B	:	Guangzhou Panyu Chengchang Trade Development Co., Ltd.

		[Seal]			[Seal]

Party A’s Representative (Seal):			Party B’s Representative (Seal):

Date: February 8, 2006			Date: February 8, 2006